Orbital Sciences Corporation


                           10.50% Senior Note
                            Due June 14, 2001


No. R-1                                                     June 14, 1995

$20,000,000


     ORBITAL   SCIENCES   CORPORATION,  a   Delaware   corporation   (the
"Company"), for value received, hereby promises to pay to

             The Northwestern Mutual Life Insurance Company

                          or registered assigns
                         the principal amount of

                  Twenty Million Dollars ($20,000,000)

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 10.50% per annum from the date hereof until maturity, payable semiannually on the fourteenth of June and December in each year (commencing on December 14, 1995) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate Overdue Rate after the due date, whether by acceleration or otherwise, until paid. "Overdue Rate" shall mean the lesser of (a) the maximum interest rate permitted by law and (b) the greater of (1) 12.50% per annum and (2) the rate which Morgan Guaranty Trust Company of New York, New York City, New York, announces from time to time as its prime lending rate as in effect from time to time, plus 2%.

     Both the principal hereof and interest hereon are payable at the principal office of the Company in Dulles, Virginia in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, premium, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the immediately preceding Business Day. "Business Day" means any day other than a Saturday, Sunday or other day on which banks in Dulles, Virginia or New York, New York are required by law to close or are customarily closed.

     This Note is one of the 10.50% Senior Notes due June 14, 2001 (the "Notes") of the Company in the aggregate principal amount of $20,000,000 issued or to be issued under and pursuant to the terms and provisions of the Note Agreement dated as of June 1, 1995 (the "Note Agreement"), entered into by the Company with the original Purchaser therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.

     This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity date and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

     The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreement.

     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

     This  Note and said Note Agreement are governed by and construed  in
accordance   with  the  laws  of  Illinois,  including  all  matters   of
construction, validity and performance.

                                    Orbital Sciences Corporation



                                    By   /s/ Carlton B. Crenshaw
                                      Its  Sr. Vice President/Finance
                                       and Administration and Treasurer